Exhibit 99.2

July 30, 2018

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Registration Statement on Form S-4 of T-Mobile US, Inc., filed July 30, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 29, 2018 (“Opinion Letter”), as to the fairness from a financial point of view to T-Mobile US, Inc. (the “Company”) of the exchange ratio of 0.10256 shares of common stock, par value $0.00001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “Sprint Common Stock”), of Sprint Corporation (“Sprint”) pursuant to the Business Combination Agreement, dated as of April 29, 2018 (the “Agreement”), by and among the Company, Huron Merger Sub LLC, a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a wholly owned subsidiary of Merger Company, Sprint, Starburst I, Inc. and Galaxy Investment Holdings, Inc., each a holder of shares of Sprint Common Stock and an indirect wholly owned subsidiary of SoftBank (as defined below), and for the limited purposes of the covenants set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an indirect controlling stockholder of the Company (“DT”), Deutsche Telekom Holding B.V., a holder of Company Common Stock and indirect subsidiary of DT, and SoftBank Group Corp., an indirect, controlling stockholder of Sprint (“SoftBank”).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the joint consent solicitation statement/prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of T-Mobile’s Financial Advisors,” “Risk Factors—Risks Related to the Merger Transactions,” “The Merger Transactions—Background of the Merger Transaction,” “The Merger Transactions—T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors,” “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors,” “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information” and “The Merger Transactions—Sprint Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter as an Annex to the joint consent solicitation statement/prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)